Exhibit 10.5.1

AMENDMENT TO SENIOR MANAGEMENT AGREEMENT

This AMENDMENT TO SENIOR MANAGEMENT AGREEMENT is dated as of June 29, 2004 (this “Amendment”), by and among VeriFone Holdings, Inc., a Delaware corporation (the “Company”), VeriFone, Inc., a Delaware corporation (the “Employer”) and Douglas G. Bergeron (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to a Senior Management Agreement dated as of July 1, 2002 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Executive purchased 3,910,427.805 shares of Carried Common (as defined in the Agreement, and as adjusted for a stock split), 20% of which vest on each July 1 beginning on July 1, 2003;

WHEREAS, as of the date hereof, 20% of Executive’s Carried Common, or 782,085.561 shares are Vested Shares (as defined in the Agreement), and 3,128,342.244 are Unvested Shares (as defined in the Agreement);

WHEREAS, the Company is considering a refinancing transaction in which the Company may pay a dividend in respect of its shares of common stock, including the Vested Shares and Unvested Shares;

WHEREAS, in consideration of a Company decision to issue one or more dividends during the period that Executive holds Unvested Shares, Executive is willing to agree to repay such dividends with respect to his Unvested shares in the event of his termination of employment as set forth herein;

WHEREAS, the Company, Employer and Executive wish to amend the Agreement to provide for a return of a portion of any dividend paid to Executive in respect of any Unvested Shares in the event of a Executive’s voluntary resignation of his employment with the Company, Employer and their subsidiaries (a “Dividend Repayment Trigger”); and

WHEREAS, for purposes of absolutely clarity, it is understood that the Dividend Repayment Trigger shall not be invoked upon any other event, including Executive’s death or Disability, termination without Cause, termination with Cause, or termination for Good Reason.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.                                       Definitions.  Any capitalized term used but not defined herein shall have the meaning set forth in the Agreement.

2.                                       Repayment of Dividend.  If (i) at any time the Company pays a cash dividend in respect of its common stock, including in respect of any Unvested Shares, prior to the occurrence of a Dividend Repayment Trigger, and (ii) the Dividend Repayment Trigger occurs prior to the date that 100% of the Carried Common vests in accordance with Section 2(a) of the Agreement, then Executive hereby agrees to repay the Company an amount (the “Repayment Amount”) equal to (X) a fraction equal to (1) one minus (2) Executive’s combined federal, state and local marginal tax rate paid on all dividends received by Executive, multiplied by an amount equal to (a) the total amount of all dividend proceeds received by Executive with respect to Executive’s Carried Common prior to the date of the Dividend Repayment Trigger multiplied by (b) a fraction, the numerator of which is the total number of Unvested Shares as of the date of the Dividend Repayment Trigger and the denominator of which is the total number of shares of Carried Common.  Except as set forth in Section 3 below, the full Repayment Amount shall be due and payable within 5 days of the Dividend Repayment Trigger, and shall be paid by check or wire transfer of funds and/or by offset against bona fide amounts owed by the Company, Employer or one of their subsidiaries to Executive.

3.                                       Repurchase Option.  Executive and the Company agree that, prior to and in lieu of receiving the full Repayment Amount within 5 days of the Dividend Repayment Trigger, the Company may notify Executive that it has elected to apply all or any portion of the Repayment Amount to the purchase price for the Repurchase Option pursuant to Section 3(e) of the Agreement.  Nothing in this Section 3 shall modify or amend the terms and conditions of the Repurchase Option, or modify, reduce or diminish Executive’s obligation to pay the full amount of the Repayment Amount, it being understood that if the Company later elects not to exercise its Repurchase Option or to exercise it only in part, then Executive shall, on demand, pay the Company all of any of the unsatisfied Repayment Amount by check or wire transfer of funds.

4.                                       Miscellaneous.

(a)                                  Survival of Other Provisions.  Unless specifically amended herein, all of the other covenants, agreements, representations, warranties, promises or other terms and conditions of the Agreement shall remain in full force and effect without any change whatsoever.

(b)                                 Entire Agreement.  This Amendment and the Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof, and there are no further or other agreements or undertakings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to in this Amendment or the Agreement.

(c)                                  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have signed this Amendment as of the date set forth in the first paragraph of this Amendment.

VERIFONE HOLDINGS, INC.

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron
Its:	Chief Executive Officer

VERIFONE, INC.

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron
Its:	Chief Executive Officer

/s/ Douglas G. Bergeron
Douglas G. Bergeron

Agreed and Accepted:

GTCR FUND VII, L.P.

By:	GTCR Partners VII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Collin E. Roche
Collin E. Roche, its Principal

GTCR CO-INVEST, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Collin E. Roche
Collin E. Roche, its Principal